[Execution Copy]


                          FOAMEX INTERNATIONAL GUARANTY


         This FOAMEX INTERNATIONAL GUARANTY (as amended, supplemented, amended and restated or otherwise modified from time to time, this "Guaranty"), dated as of February 27, 1998, is made by Foamex International Inc., a Delaware corporation (the "Guarantor"), in favor of Citicorp USA, Inc., as intercreditor collateral agent under the New GFI Intercreditor Agreement (together with any successor(s) thereto in such capacity, the "Collateral Agent") for each of the Secured Parties, for the benefit of the Secured Parties.


                              W I T N E S S E T H:


         WHEREAS pursuant to the New GFI Credit Agreement dated as of February 27, 1998 (as amended, amended and restated, supplemented or modified from time to time, the "New GFI Credit Agreement") entered into among Foamex Carpet Cushion Inc., a Delaware corporation ("New GFI"), the institutions from time to time a party thereto as Lenders, the institutions from time to time a party thereto as Issuing Banks, Citicorp USA, Inc., a Delaware corporation ("Citicorp"), in its capacity as the collateral agent for the Lenders and the Issuing Banks thereunder and The Bank of Nova Scotia, in its capacity as funding agent for the Lenders and Issuing Banks, the Lenders and the Issuing Banks have extended Commitments to make Credit Extensions to New GFI;.

         WHEREAS, Trace Foam LLC has, pursuant to the Lease made as of the 27th day of February, 1998, by and between Trace Foam LLC and New GFI (the "New GFI Lease"), leased to New GFI the real property described therein and located in California;

         WHEREAS, pursuant to the Asset Purchase Agreement dated February 27, 1998, between General Felt Industries, Inc. (including its successors and assignors being "GFI"), as seller and New GFI as purchaser (the "New GFI Purchase Agreement"), New GFI has purchased from GFI all of its assets other than assets of GFI that are subject to the New GFI Lease and the "Foamex/GFI Note";

         WHEREAS, in consideration of the transactions under the New GFI Purchase Agreement, New GFI has issued a promissory note to

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the order of GFI in the principal amount of $70,200,000 having a maturity date of February 25, 2004 (the "New GFI Note");

         WHEREAS, as a condition precedent to (i) the effectiveness of the New GFI Credit Agreement, (ii) the lease of the real property pursuant to the New GFI Lease and (iii) the sale of the assets of GFI pursuant to the New GFI Purchase Agreement, the Guarantor is required to execute and deliver this Guaranty;

         WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty; and

         WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the Credit Extensions made and to be made from time to time to New GFI by the Lenders and the Issuing Banks pursuant to the New GFI Credit Agreement from the New GFI Lease, and from the consummation of the transaction contemplated by the new GFI Transfer Agreement;

         NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce (i) the Lenders and the Issuing Banks to make Credit Extensions to New GFI pursuant to the New GFI Credit Agreement, (ii) GFI to lease the real property pursuant to the New GFI Lease and
(iii) GFI to sell its other assets to New GFI pursuant to the New GFI Purchase Agreement in exchange for the New GFI Note, the Guarantor agrees, for the benefit of each Secured Party, as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

         "Administrative Agents" is defined in the New GFI Credit Agreement.

         "Collateral Agent" is defined in the preamble.

         "Credit Extensions" means the Loans and the Letters of Credit.

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         "Foamex Credit Agreement" means the Credit Agreement, dated as of June
12, 1997, as amended and restated on February 25, 1998, among Foamex, FMXI, the Lenders and the Administrative Agents, as such agreement may be amended, amended and restated, modified or otherwise changed from time to time.

         "Guarantor" is defined in the preamble.

         "Guaranty" is defined in the preamble.

         "Holder" is defined in the definition of Secured Party.

         "New GFI Credit Agreement" is defined in the first recital.

         "New GFI Lease" is defined in the second recital.

         "New GFI Note" is defined in the fourth recital.

         "New GFI Purchase Agreement" is defined in the third recital.

         "Obligations" means (i) all Obligations (as defined in the New GFI Credit Agreement) of New GFI and all obligations (monetary or otherwise) arising under or in connection with the New GFI Credit Agreement or any other Loan Document, (ii) all Basic Rent (iii) all Additional Rent,(iv) all Late Charges (in each case, as defined in the New GFI Lease), (v) all other obligations (monetary or otherwise) of New GFI arising under or in connection with the New GFI Lease, (vi) the Obligations (as defined in the New GFI Note) and (vii) all obligations (monetary or otherwise) of New GFI under the New GFI Note.

         "Process Agent" is defined in Section 6.9.1.

         "Secured Parties" means, collectively, the Lenders, the Issuing Banks, the Collateral Agent, the Funding Agent and the Administrative Agents, any Lender in its capacity as a counterparty to a Hedging Obligation, the lessor under the New GFI Lease and the holder from time to time of the New GFI Note (including, without limitation, Citicorp USA Inc., as holder of the GFI Note pursuant to the TFLLC Contract Assignment and Security Agreement) (the "Holder").

         "TFLLC Contract Assignment" means the TFLLC Contract Assignment and Security Agreement dated as of February 25, 1998, between Trace Foam LLC and Citicorp USA Inc., as collateral agent, as such agreement may be amended, supplemented or modified from time to time.

         SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms

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used in this Guaranty, including its preamble and recitals, have the meanings provided in the New GFI Credit Agreement.


                                   ARTICLE II

                               GUARANTY PROVISIONS

         SECTION 2.1. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably

                  (a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of New GFI under the New GFI Credit Agreement, the Notes and the other Loan Documents to which it is a party, the New GFI Lease, the New GFI Note and all other Obligations thereunder, whether now or hereafter existing, whether for principal, interest, fees, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under
         Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. ss.362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. ss.502(b) and ss.506(b)), and

                  (b) indemnifies and holds harmless each Secured Party and each holder of a Note, the New GFI Note or the New GFI Lease for any and all costs and expenses (including reasonable attorney's fees and expenses) incurred by such Secured Party or such holder, as the case may be, in enforcing any rights under this Guaranty;

This Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that any Secured Party or any holder of any Note, the New GFI Note or the New GFI Lease exercise any right, assert any claim or demand or enforce any remedy whatsoever against New GFI (or any other Person) before or as a condition to the obligations of the Guarantor hereunder.

         SECTION 2.2. Acceleration of Guaranty. The Guarantor agrees that, in the event of the dissolution or insolvency of New GFI or the Guarantor, or the inability or failure of New GFI or the Guarantor to pay debts as they become due, or an assignment by New GFI or the Guarantor for the benefit of creditors, or the commencement of any case or proceeding in respect of New GFI or the Guarantor under any bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Obligations of New GFI may not then be due and payable, the Guarantor agrees that it will pay to the Lenders, the holder of the New GFI Lease and the Holder of the New GFI Note forthwith

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the full amount which would be payable hereunder by the Guarantor if all such
Obligations were then due and payable.

         SECTION 2.3. Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of New GFI have been paid in full in cash, all obligations of the Guarantor hereunder shall have been paid in full in cash, all Letters of Credit have been terminated or expired and all Commitments shall have terminated. The Guarantor guarantees that the Obligations of New GFI will be paid strictly in accordance with the terms of the New GFI Credit Agreement and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party or any holder of any Note, the New GFI Lease or the New GFI Note with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

                  (a) any lack of validity, legality or enforceability of the New GFI Credit Agreement, any Note or any other Loan Document, the New GFI Lease, the New GFI Purchase Agreement or the New GFI Note;

                  (b) the failure of any Secured Party or any holder of any Note, the New GFI Lease or the New GFI Note

                           (i) to assert any claim or demand or to enforce any
                  right or remedy against New GFI or any other Person (including any other guarantor (including the Guarantor)) under the provisions of the New GFI Credit Agreement, any Note, any other Loan Document or otherwise, the New GFI Lease, the New GFI Purchase Agreement or the New GFI Note, or

                           (ii) to exercise any right or remedy against any
                  other guarantor (including the Guarantor) of, or collateral securing, any Obligations of New GFI;

                  (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of New GFI, or any other extension, compromise or renewal of any Obligation of New GFI;

                  (d) any reduction, limitation, impairment or termination of any Obligations of New GFI for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination

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         whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of New GFI or otherwise;

                  (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the New GFI Credit Agreement, any Note or any other Loan Document, the New GFI Lease or the New GFI Note;

                  (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Secured Party or any holder of any Note securing any of the Obligations of New GFI; or

                  (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, New GFI, any surety or any guarantor.

         SECTION 2.4. Reinstatement, etc. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Secured Party or any holder of any Note, the New GFI Lease or the New GFI Note, upon the insolvency, bankruptcy or reorganization of New GFI or otherwise, all as though such payment had not been made.

         SECTION 2.5. Waiver, etc. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of New GFI and this Guaranty and any requirement that the Collateral Agent, any other Secured Party or any holder of any Note, the New GFI Lease or the New GFI Note protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against New GFI or any other Person (including any other guarantor) or entity or any collateral securing the Obligations of New GFI.

         SECTION 2.6. Postponement of Subrogation, etc. The Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Guaranty, by any payment made hereunder or otherwise, until the prior payment in full in cash of all Obligations of New GFI, the termination or expiration of all Letters of Credit and the termination of all Commitments. Any amount paid to the Guarantor on account of any such subrogation rights prior to the payment in full in cash of all Obligations of New GFI shall be held in trust for the benefit of the Secured Parties and each holder of a Note, the New GFI Lease and the New GFI Note and shall immediately be

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paid to the Collateral Agent for the benefit of the Secured Parties and each holder of a Note, the New GFI Lease or the New GFI Note and credited and applied against the Obligations of New GFI, whether matured or unmatured, in accordance with the terms of the New GFI Credit Agreement, the New GFI Lease, the New GFI Purchase Agreement and the New GFI Note; provided, however, that if

                  (a) the Guarantor has made payment to the Secured Parties and each holder of a Note, the New GFI Lease and the New GFI Note of all or any part of the Obligations of New GFI, and

                  (b) all Obligations of New GFI have been paid in full in cash, all Letters of Credit have been terminated or expired and all Commitments have been permanently terminated,

each Secured Party and each holder of a Note, the New GFI Lease and the New GFI Note agrees that, at the Guarantor's request, the Collateral Agent, on behalf of the Secured Parties and the holders of the Notes, the New GFI Lease and the New GFI Note, will execute and deliver to the Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations of New GFI resulting from such payment by the Guarantor. In furtherance of the foregoing, for so long as any Obligations or Commitments remain outstanding, the Guarantor shall refrain from taking any action or commencing any proceeding against New GFI (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under this Guaranty to any Secured Party or any holder of a Note, the New GFI Lease or the New GFI Note.

         SECTION 2.7. Successors, Transferees and Assigns; Transfers of Notes, etc. This Guaranty shall:

                  (a) be binding upon the Guarantor, and its successors, transferees and assigns; and

                  (b) inure to the benefit of and be enforceable by the Collateral Agent and each other Secured Party.

Without limiting the generality of the foregoing clause (b), (i) any Lender may assign or otherwise transfer (in whole or in part) any Note or Credit Extension held by it, (ii) GFI may assign or otherwise transfer its rights under the New GFI Lease and (iii) GFI may assign the New GFI Note, in each case, to any other Person or entity (including the Holder), and such other Person or entity shall thereupon become vested with all rights and benefits

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in respect thereof granted to such Lender under any Loan Document or, as the case may be, GFI under the New GFI Lease or the New

GFI Note (including this Guaranty) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of
Article XII of the New GFI Credit Agreement and Section __ or the New GFI Note.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. Representations and Warranties. The Guarantor hereby represents and warrants unto the Collateral Agent as set forth in this Article III acknowledging that the Collateral Agent is relying thereon without independent inquiry.


         SECTION 3.1.1. Corporate Existence; Compliance with Law. The Guarantor
(i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; (ii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber its properties and to conduct its business as now and heretofore conducted; (iii) is in compliance with its Constituent Documents; and (iv) is in compliance with all material Requirements of Law.

         SECTION 3.1.2. Corporate Power; Authorization. The execution and delivery by the Guarantor of the Loan Documents and the Transaction Documents to which it is a party and all instruments and documents to be delivered by the Guarantor thereunder, and the performance of its obligations thereunder: (i) are within the Guarantor's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the Guarantor's Constituent Documents; (iv) will not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) will not conflict with or result in the breach or termination of, constitute a default under (with or without the giving of notice, the lapse of time or both) or a tortious interference with or accelerate any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Guarantor is a party or by which the Guarantor or any of its property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of the Guarantor, other than Liens created pursuant to the terms of the Loan Documents and the Transaction Documents; and (vii) do not require the consent or approval of any Governmental Authority, or any other Person which has not been obtained.

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         SECTION 3.1.3. No Adverse Condition. No action has been taken by any competent authority which restrains, prevents or imposes material adverse conditions upon, or seeks to restrain, prevent or impose material adverse conditions upon, the consummation of any of the transactions contemplated by the Loan Documents or the Transaction Documents.

         Section 3.1.4. Enforceability. The obligations of the Guarantor under this Guaranty are enforceable against the Guarantor in accordance with their terms.

                                   ARTICLE IV

                                 COVENANTS, ETC.

         SECTION 4.1. Covenants. The Guarantor covenants and agrees that the Guarantor will perform the obligations set forth in this Article IV until all Obligations of New GFI have been paid in full in cash, all obligations of the Guarantor hereunder shall have been paid in full in cash, all Letters of Credit have been terminated or expired and all Commitments shall have terminated. The Guarantor shall comply with the following covenants unless the holders of a majority of the outstanding principal amount of Obligations shall otherwise give their prior written consent thereto.

         SECTION 4.1.1. Sale of Assets; Liens. The Guarantor shall not (A) sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except(i) as contemplated in the Foamex International Supply Agreement, (ii) sales of assets for Fair Market Value,
(iii) that certain Canadair Challenger Model CL600-2B16, or any replacement thereof (the "Aircraft"), which Aircraft is currently leased to the Guarantor pursuant to that certain Aircraft Lease and Operating Agreement, dated August 17, 1995, by and between Foamex Aviation, Inc. and Jet Solutions LLC, the proceeds of which shall be retained by the Guarantor and (iv) in connection with the Transaction and the transactions contemplated by the Transaction Documents or (B) directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property except (i) Liens securing the Obligations, (ii) Liens permitted by the Foamex Credit Agreement, (iii) Liens securing the Aircraft and (iv) Liens created pursuant to the Foamex International Pledge Agreement securing the Foamex Credit Agreement and the New GFI Guaranty and the Partnership Pledge Agreement securing the Foamex Credit Agreement, the New GFI Credit Agreement and the New GFI Guaranty.

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         SECTION 4.1.2. Conduct of Business. The Guarantor shall not engage in any business other than acting as a holding company and holding the Investments of the Guarantor permitted under Section 4.1.6 hereto.

         SECTION 4.1.3. Transactions with Affiliates. Except in respect of transactions (i) described in Schedule 6.01-J of the Foamex Credit Agreement and
(ii) contemplated by the Transaction Documents, the Guarantor shall not directly or indirectly enter into any transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service), with any holder or holders of more than five percent (5%) of any class of Equity Interests in the Guarantor or with any of the Guarantor's Affiliates (other than Foamex and its Subsidiaries and New GFI) on terms that are less favorable to it than terms that could be obtained in an arm's length transaction with an unrelated party at that time.

         SECTION 4.1.4. Indebtedness. Neither the Guarantor nor any of its Subsidiaries (other than New GFI and its Subsidiaries or Foamex and its Subsidiaries) shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except (A) Indebtedness in respect of the Guaranty or the Obligations, (B) Indebtedness in respect of Transaction Costs, (C) Indebtedness in respect of the Foamex Credit Agreement, (D) Indebtedness in respect of loans constituting Investments of Foamex permitted under Section 9.04 of the Foamex Credit Agreement, (E) Indebtedness in respect of loans to the Guarantor from Persons other than Foamex and its Subsidiaries for the purposes of funding taxes and ordinary operating and general administrative expenses of the Guarantor and funding loan commitments to DLJ Funding, Inc. under the DLJ Loan Commitment Agreement dated as of December 14, 1993 between the Guarantor and DLJ Funding, Inc. and to Marely I s.a. under the Marely Loan Commitment Agreement dated as of December 14, 1993 between the Guarantor and Marely I s.a., (F) other unsecured Indebtedness of the Guarantor in an aggregate principal amount not to exceed $50,000,000 at any time,(G) Accommodation Obligations under the New GFI Purchase Agreement and (H) Indebtedness of the Guarantor to The CIT Group Equipment Financing, Inc. with respect to the Aircraft.

         SECTION 4.1.5. Restriction on Fundamental Changes. The Guarantor shall not enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), purchase or otherwise acquire, in one transaction or series of transactions, all or substantially all of the Equity Interests in, or other evidence of beneficial ownership of, or the business, property or assets of, any Person except in connection with the Transaction and the transactions contemplated by the Transaction Documents.

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         SECTION 4.1.6. Investments. The Guarantor shall not directly or indirectly make or own any Investment, except (i) Investments in cash and Cash Equivalents, (ii) Investments held by the Guarantor set forth on Schedule I hereto, (iii) other Investments in existence on the date hereof in an aggregate amount not to exceed $1 million, (iv) direct cash Investments in Foamex or New GFI,(v) other Investments in any Fiscal Year not in excess of $25,000,000 and
(vi) Investments contemplated by the Transaction and the Transaction Documents.

         SECTION 4.1.7. Constituent Documents. Neither the Guarantor nor any of its Subsidiaries (other than New GFI and its Subsidiaries or Foamex and its Subsidiaries) shall amend, modify or otherwise change any of the terms or provisions in any of its Constituent Documents as in effect on the date hereof other than amendments or modifications deemed immaterial by the Administrative Agents.

         SECTION 4.1.8. Transaction Documents. Neither the Guarantor nor any of its Subsidiaries (other than New GFI and its Subsidiaries or Foamex and its Subsidiaries) shall amend, supplement or otherwise modify any of the terms or provisions in any of the Transaction Documents to which it is a party other than amendments, supplements or modifications deemed immaterial by the Administrative Agents.

                                    ARTICLE V

                                  SUBORDINATION

         The Guarantor hereby agrees that any Indebtedness of New GFI now or hereafter owing to the Guarantor (the "Guarantor Subordinated Debt") is hereby subordinated to all of the Obligations. In addition, the Guarantor Subordinated Debt is subordinated on the following terms: The Guarantor Subordinated Debt shall not be paid in whole or in part except as otherwise permitted under the terms of the New GFI Credit Agreement. The Guarantor will not accept any payment of or on account of any Guarantor Subordinated Debt at any time in contravention of the foregoing. The Guarantor agrees to file all claims against New GFI in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guarantor Subordinated Debt, and the Collateral Agent shall be entitled to all of the Guarantor's rights thereunder. If for any reason the Guarantor fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, the Collateral Agent, as the Guarantor's attorney-in-fact, is hereby authorized to do so in the Guarantor's name or, in the Collateral Agent's discretion, to assign such claim to and cause proof of claim to be filed in the name of the Collateral Agent or its

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nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Collateral Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, the Guarantor hereby assigns to the Collateral Agent all the Guarantor's rights to any payments or distributions to which the Guarantor otherwise would be entitled. If the amount so paid is greater than the Guarantor's liability hereunder, the Collateral Agent will pay the excess amount to the party entitled thereto. In addition, the Guarantor hereby appoints the Collateral Agent as its attorney-in-fact to exercise all of the Guarantor's voting rights with respect to the Guarantor Subordinated Debt in connection with any bankruptcy proceeding or any plan for the reorganization of New GFI.


                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

         SECTION 6.1. Loan Document. This Guaranty is a Loan Document executed pursuant to the New GFI Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article XIII thereof.

         SECTION 6.2. Binding on Successors, Transferees and Assigns; Assignment. In addition to, and not in limitation of, Section 2.7, this Guaranty shall be binding upon the Guarantor and the Guarantor's successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and each holder of a Note and their respective successors, transferees and assigns (to the full extent provided pursuant to Section 2.7); provided, however, that the Guarantor may not assign any of its obligations hereunder without the prior written consent of all Lenders.

         SECTION 6.3. Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent (on behalf of the Secured Parties) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 6.4. Notices. All notices and other communications provided for hereunder shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the

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United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of the Guarantor shall be the address specified on the signature page hereof, or at such other address as may be designated by the Guarantor in a written notice to the Collateral Agent.

         SECTION 6.5. No Waiver; Remedies. In addition to, and not in limitation of, Section 2.3 and Section 2.5, no failure on the part of any Secured Party or any holder of a Note to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 6.6. Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

         SECTION 6.7. Setoff. In addition to, and not in limitation of, any rights of any Secured Party or any holder of a Note under applicable law, each Secured Party and each such holder shall, upon the occurrence of any Default described in any Section 11.01(f) or 11.01(g) of the New GFI Credit Agreement or with the consent of the Requisite Lenders, any Event of Default, have the right to appropriate and apply to the payment of the obligations of the Guarantor owing to it hereunder, whether or not then due, and the Guarantor hereby grants to each Secured Party and each such holder a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Guarantor then or thereafter maintained with such Secured Party, or such holder or any agent or bailee for such Secured Party or such holder; provided, however, that any such appropriation and application shall be subject to the provisions of
Section 13.06 of the New GFI Credit Agreement.

         SECTION 6.8. Severability. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

         SECTION 6.9.  Certain Consents and Waivers of the Guarantor.

         SECTION 6.9.1. Personal Jurisdiction. (i) THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY

COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH THIS GUARANTY, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY AGREEMENT, AND THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE GUARANTOR IRREVOCABLY DESIGNATES AND APPOINTS CORPORATION SERVICE COMPANY, 15 COLUMBUS CIRCLE, NEW YORK, NEW YORK 10023, AS ITS AGENT (THE "PROCESS AGENT") FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE GUARANTOR AGREES THAT A FINAL JUDGEMENT ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGEMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE GUARANTOR WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

         (ii) THE GUARANTOR AGREES THAT THE COLLATERAL AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST New GFI OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE ADMINISTRATIVE AGENTS, THE LENDERS AND THE ISSUING BANKS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENTS, ANY LENDER OR ANY ISSUING BANK. NEW GFI WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENTS, ANY LENDER OR ANY ISSUING BANK MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

         SECTION 6.9.2. Service of Process. THE GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE GUARANTOR'S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE (5) FIVE DAYS AFTER SUCH MAILING. THE GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT TO BRING PROCEEDINGS AGAINST THE GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

         SECTION 6.10. Governing Law, Entire Agreement, etc. THIS GUARANTY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH

PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EXCEPT AS SET FORTH IN SECTION 6.9.2, THIS GUARANTY AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

         SECTION 6.11. Waiver of Jury Trial. THE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE SECURED PARTIES OR SUCH GUARANTOR. THE GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THE NEW GFI CREDIT AGREEMENT AND FOR GFI ENTERING INTO THE NEW GFI LEASE AND THE NEW GFI PURCHASE AGREEMENT.

         SECTION 6.12. Counterparts. This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

         IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.



                                                 Foamex International Inc.



                                                 By /s/ George L. Karpinski
                                                   -------------------------
                                                   Name: George L. Karpinski
                                                   Title: Senior Vice President

                                                 Notice address:

                                                 1000 Columbia Avenue
                                                 Linwood, Pennsylvania 19061
                                                 Attn: Kenneth R. Fuette
                                                 Telecopier No.: 610-859-3085

                                   SCHEDULE I
                                       to
                       Foamex International Inc. Guaranty


1,000 shares (100% of the outstanding common stock) of Foamex
Delaware, Inc., a Delaware corporation

1,000 shares (100% of the outstanding common stock) of FMXI, Inc., a Delaware corporation

1,000 shares (100% of the outstanding common stock) of Foamex
Aviation, Inc., a Delaware corporation

1,000 shares (100% of the outstanding common stock) of Foamex
Carpet Cushion Inc., a Delaware corporation

Investment in Trace Global Opportunities Fund, L.P. in the amount of $2,000,000

98% limited partner Equity Interest in Foamex